Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the 25th day of August, 2023, by and between LB Pharmaceuticals Inc, a Delaware Corporation, (the “Company”) and Zachary Prensky, an individual residing at *** (the “Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company wishes to continue to retain the services of the Executive to serve as a Chief Executive Officer (“CEO”) of the Company and on the terms and conditions set forth herein;

WHEREAS, the Company anticipates securing funding through the sale of Series C Preferred Stock pursuant to and subject to the terms of the Series C Preferred Stock Purchase Agreement dated August 29, 2023 (the “Series C Stock Purchase Agreement”);

WHEREAS, this Agreement shall become effective immediately upon the Initial Closing, as such term is defined in the Series C Stock Purchase Agreement (such closing, the “Initial Series C Closing” and the date of the Initial Series C Closing, the “Effective Date”);

WHEREAS, if the Initial Series C Closing does not occur, this Agreement will not take effect and the Parties shall have no obligations under this Agreement; and

WHEREAS, the Executive desires and is willing to continue employment with the Company on the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, acknowledge and agree as follows:

1. Incorporation of Recitals; Term. The terms set forth in each of the paragraphs under the heading “RECITALS” above are hereby incorporated into this Agreement. The Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the one year anniversary of the Effective Date (the “Initial Period”). In the absence of a Non-Renewal Notice (defined herein), upon the expiration of the Initial Period, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Period”). If either Party does not want this Agreement to renew beyond the Initial Period or any subsequent Renewal Period (collectively, the “Employment Period”), the non-renewing Party shall give the other Party written notice of non-renewal not less than Ninety (90) days prior to the expiration of the then existing Employment Period (“Non-Renewal Notice”). If either Party gives a Non-Renewal Notice to the other Party, this Agreement shall terminate upon the expiration of the Employment Period (“Non-Renewal”). Notwithstanding the foregoing, this Agreement may be terminated earlier in accordance with Section 4.

2. Position and Duties. During the Employment Period, the Executive will serve as CEO of the Company and report to the board of directors of the Company (the “Board”). The Executive shall have such duties, authority, and responsibilities as shall be consistent with the duties normally performed by a CEO of private companies of similar size in the pharmaceutical industry in which the Company operates. The Executive will diligently and conscientiously perform the duties of CEO and will devote substantially all of the Executive’s business hours to such duties, and during such time will make the best use of the Executive’s energy, knowledge, and training to advancing the Company’s interests. The Executive will accept no other employment or contracting work during the Employment Period, or serve as a member of the board of directors of any for-profit entity or as a member of any advisory board without the express written consent of the Board. Upon termination of the Executive’s employment relationship with the Company for any reason, the Executive shall resign and relinquish any position held as an officer and/or board member of the Company.

3. Compensation and Benefits.

(a) Base Salary. Subject to the terms set forth herein, in consideration for all services rendered by the Executive to the Company, upon the Initial Series C Closing the Company shall pay the Executive an annual base salary of Two Hundred Eighty Thousand Dollars and No Cents ($280,000) (“Annual Base Salary”) in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time for executive employees, but no less frequently than semi-monthly. The Executive shall be classified as exempt from overtime and the Executive understands and acknowledges that the Executive is not entitled to overtime compensation and that Executive’s Base Salary is intended to compensate the Executive for all hours worked. Executive’s Annual Base Salary will increase automatically upon the occurrence of certain events, if they occur while the Executive is still employed by the Company. If the Initial Series C Closing occurs in 2023, then on January 1, 2024, the Company shall increase Executive’s Annual Base Salary to an annual base salary of Three Hundred Eight Thousand Dollars and No Cents ($308,000), and if the Initial Series C Closing occurs in 2023 and this Agreement remains in effect on January 1, 2025, then on January 1, 2025, Executive’s Annual Base Salary (as is then in effect) shall increase by 5%.

(b) Target Bonus.

(i) For the twelve (12) month period following the Effective Date, and then for each year of employment thereafter, the Executive will be eligible to earn a target bonus of up to 40% of Executive’s Annual Base Salary, in all cases subject to the Compensation Committee of the Board of the Company determining that the applicable objectives, which shall be mutually agreed to by the Board and the Executive, have been achieved (the “Target Bonus”). Objectives will include 50% Company performance and 50% Executive’s personal performance to be mutually determined and reviewed by the Compensation Committee of the Board and the Executive on a regular basis. If the Compensation Committee of the Board determines that the Executive achieved less than 50% of the Executive’s applicable objectives, then the Compensation Committee may determine that the Executive will receive no Target Bonus.

(ii) Any such Target Bonus shall not be considered earned until awarded, except where pro-rata payout is provided for in this Agreement. Any Target Bonus awarded will be paid no later than forty-five (45) days after it has been awarded. If the Executive’s employment with the Company is terminated for Cause (as defined in Section 4(c)(ii)) before any Target Bonus is paid, the Executive shall not be eligible to receive the Target Bonus, regardless of whether the Company already awarded the Target Bonus. If the Company awards the Executive a Target Bonus and thereafter terminates the Executive’s employment with the Company for a reason other than for Cause but before any such Target Bonus has been paid, the Executive will still receive the Executive’s Target Bonus payment subject to the terms provided herein, even if the Executive is no longer working at the Company at the time the Target Bonus is to be paid.

(c) Stock Options.

(i) Subject to Board approval, to the extent not already granted, the Company shall grant to the Executive stock options to purchase shares of Common Stock of the Company up to 500,000 under the Company’s 2023 Stock Incentive Plan (the “Plan”), as amended (each an “Option”) at an exercise price per share of $1.50, which is not less than the current fair market value of the underlying Option as of the date of grant.

(ii) The Options shall vest and become exercisable on a cumulative basis with 25% to vest upon the first anniversary of the Effective Date of this Agreement and in thirty-six (36) substantially equal monthly installments over the thirty-six (36) month period beginning on the last day of the month following the first anniversary of the Effective Date of this Agreement and the last day of each month thereafter; provided that the Executive continues to have a Service Relationship (as defined in the Plan adopted as upon the Initial Series C Closing) with the Company through each such date.

(iii) Notwithstanding the foregoing, all of the Options shall automatically vest upon the Executive’s Termination by the Company due to Change in Control (defined herein).

(iv) Notwithstanding the foregoing, an additional nine (9) monthly installments of Options shall automatically vest upon Non-Renewal of this Agreement by the Company.

(v) Notwithstanding the foregoing, (A) if the Executive is terminated during the Initial Period without Cause or the Executive resigns for Good Reason, as those terms are defined herein, then an additional fifteen (15) monthly installments of Options shall automatically vest, and (B) if the Executive is terminated during any renewal Period without Cause or the Executive resigns for Good Reason, as those terms are defined herein, then an additional six (6) monthly installments of Options shall automatically vest.

(vi) Notwithstanding the forgoing, in the case of Termination in the Event of Executive’s Disability or Death, a minimum of 25% of the Options shall automatically vest.

(vii) All unvested Options shall automatically terminate upon the Executive’s termination for Cause or resignation without Good Reason (defined herein).

(viii) All Options shall be subject to other standard terms and conditions, not inconsistent with the foregoing, as are contained in the Company’s standard form of Notice of Grant and Stock Option Agreement.

(d) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

(e) Life Insurance. Company shall obtain and/or maintain a ten year level term life insurance policy insuring Executive’s life (the “Life Insurance”). The Life Insurance will provide a death benefit of not less than $1,000,000. In the event of the Executive’s death during the Employment Period, the proceeds of the Life Insurance shall be paid to one or more beneficiaries, as may, from time to time be designated by the Executive on forms acceptable to the carrier of such Life Insurance; provided however, that in the absence of any such designation, the proceeds shall be payable to legal representatives of the Executive’s estate. In the event the Executive shall cease to be employed by the Company for any reason or no reason (other than death), the Company shall assign ownership of the Life Insurance to Executive or as Executive shall direct without reimbursement of prior premiums and without requiring any additional consideration for such assignment.

(f) Paid Time Off. During the Employment Period, the Executive shall be entitled to twenty (20) days paid vacation per calendar year. This vacation is in addition to Company recognized holidays and paid sick time, if any, in accordance with the Company’s practices and policies as in effect from time to time. The Company reserves the right to amend or cancel its practices and policies at any time in its sole discretion, in accordance with applicable law. Any unused vacation may not be carried over by the Executive to any subsequent year. The Company will pay Executive for any accrued but unused vacation upon termination of this Agreement.

(g) For purposes of this Agreement, the benefits set forth in Sections 3(d) through 3(f) above shall be referred to as “Fringe Benefits.”

(h) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

(i) Withholdings. All payments made under this Section 3, or under any other provision of this Agreement, will be subject to payroll withholdings that the Company reasonably believes are required by law or elected or authorized by the Executive for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices.

4. Termination of Employment.

(a) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date of the Executive’s receipt of the Notice of Termination or the day following the expiration of the cure period below if applicable, (ii) if the Executive’s employment is terminated by the Company other than for Cause, Death, or Disability, the Date of Termination shall be the thirtieth (30th) day after the date of the Executive’s receipt of the Notice of Termination, unless otherwise agreed by the Company and the Executive, (iii) if the Executive’s employment is terminated by the Executive for any reason other than Good Reason, the Date of Termination shall be the thirtieth (30th) day after the date of the Company’s receipt of the Notice of Termination, unless otherwise agreed to by the Company and the Executive, (iv) if the Executive’s employment is terminated by the Executive for Good Reason, the Date of Termination shall be the date of the Company’s receipt of the Notice of Termination or the day following the expiration of the cure period below if applicable, (v) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive’s death or Disability, as the case may be, and (vi) if the Executive’s employment is terminated as a result of a Non-Renewal of the Employment Period, the Date of Termination shall be upon the expiration of the Employment Period. Notwithstanding the foregoing, for any compensation that qualifies as non-qualified deferred compensation under Code Section 409A (taking into account amounts that are exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions), the Date of Termination shall be the date the Executive experiences a “separation from service” within the meaning of Code Section 409A.

(b) Accrued Rights. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) that portion of the Executive’s Annual Base Salary, then in effect, earned and unpaid as of the Date of Termination; (ii) any Target Bonus owed to the Executive for the Company’s fiscal year preceding the fiscal year in which the Date of Termination occurs that has not been paid as of the Date of Termination; (iii) any expenses owed and properly reimbursable to the Executive pursuant to the Company’s expense reimbursement policies; (iv) conversion rights, if applicable, with respect to any life insurance or disability insurance policy provided to the Executive; and (v) any vested amounts owed to the Executive under the Company’s employee benefit plans or programs and any vested Options in accordance with the terms and conditions of such employee benefit plans or programs and the Plan (collectively, the “Accrued Rights”).

(c) Termination by the Company for Cause or Executive’s Resignation Without Good Reason.

(i) The Company may terminate the Executive’s employment relationship with the Company at any time for Cause (as defined below). Upon termination of the Executive’s employment relationship by the Company for Cause, or by the Executive’s resignation without Good Reason, the Company shall, thereafter, have no obligation to the Executive for any unearned Annual Base Salary, unearned Target Bonus, Fringe Benefits, or any other form of compensation or benefit, except as otherwise required by law. Reimbursement of appropriately documented expenses incurred by the Executive before the termination of employment, to the extent that the Executive would have been entitled to such reimbursement but for the termination of employment, shall be paid by the Company to the Executive.

(ii) For purposes of this Agreement the term “Cause” shall mean any one or more of the following:

(A) The Executive’s material failure to perform the Executive’s duties or any lawful directive of the Board after being given written notice of such deficiencies in the Executive’s performance and failure to cure them within thirty (30) calendar days of such written notice;

(B) The Executive’s indictment for, conviction of, plea of guilty to, or plea of nolo contendere to a felony involving the property or operations of the Company or a crime of moral turpitude;

(C) The Executive’s indictment for, conviction of, plea of guilty to, or plea of nolo contendere to embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with Company;

(D) The existence of any court order or settlement agreement prohibiting the Executive’s continued employment with the Company;

(E) The Executive’s material breach of any material obligation in this Agreement, or any other written agreement between the Executive and Company, or any material misconduct by the Executive that adversely affects the business of the Company or its reputation; or

(F) The Executive’s material failure to comply with the Company’s reasonable and lawful policies or rules of which the Executive is given written notice, as they may be in effect from time to time during the Executive’s employment, and failure to cure them within thirty (30) calendar days of such written notice.

(d) Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the Executive and the Company in writing. Upon termination of this Agreement pursuant to this Section 4(b), the Company shall, thereafter, have no obligation to the Executive for the Executive’s unearned Annual Base Salary, unearned Target Bonus, Fringe Benefits, or any other form of compensation or benefit, except as otherwise required by law or under the express written terms of the mutual agreement.

(e) Termination by the Company Without Cause or Executive’s Resignation for Good Reason.

(i) In the event that during the Employment Period the Company terminates the Executive’s employment Without Cause (as defined in this Section 4) or the employment relationship has been terminated by the Executive’s resignation for Good Reason, and provided that the Executive executes a Separation Agreement and General Release in a form and substance reasonably satisfactory to the Company (the “General Release”) and which is not subsequently revoked by the Executive, (A) the Executive shall receive eighteen (18) months’

severance pay at the Executive’s Annual Base Salary then in effect; (B) the Executive shall receive the pro-rata portion (based on the number of full days the Executive was employed in the applicable fiscal year) of the Target Bonus expected to be awarded to the Executive on the anniversary of the year of the Executive’s Date of Termination, based on actual Company performance of the full fiscal year and payable at the same time annual bonuses are generally paid to executives for such fiscal year; and (C) if the Executive is eligible for and timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for eighteen (18) months’ of the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits the COBRA premium payment. Such severance payment shall be made over a period of time pursuant to the Company’s customary payroll procedures (i.e., not in a lump sum). If the Executive fails to return an executed General Release to the Company within the required time period set forth in the General Release, or the Executive subsequently revokes such timely release, the Company shall not have any obligation to pay any amount of severance or other amounts described in this section 4(e)(i). If the Parties terminate this Agreement upon mutual agreement pursuant to Section 4(d) of this Agreement, or if the Executive resigns the Executive’s employment without Good Reason, the Executive will not be eligible to receive, and the Company will have no obligation to pay, any amount of severance or other amounts described in this section 4(e)(i).

(ii) For purposes of this Agreement the term “Good Reason” shall mean any one or more of the following, in each case during the Employment Period without the Executive’s written consent:

(A) a material reduction of the Executive’s position, authority or responsibilities, or the removal of the Executive from such position, authority or responsibilities, unless the Executive is provided with a new position of equal or greater organizational level, authority, responsibilities and compensation;

(B) a material reduction in the Annual Base Salary other than a general reduction in Annual Base Salary that affects all similarly situated executives in substantially the same proportions;

(C) a material breach by the Company of any of this Agreement;

(D) a material change in the geographic location at which the Executive is required to perform services for the Company (except for office relocations that would not increase the Executive’s one way commute by more than twenty-five (25) miles); and

(E) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

provided, that no event described in clause (A), (B), (C), (D) or (E) shall constitute Good Reason unless (A) the Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the occurrence of such event, and (B) the Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.

(f) Termination in the Event of Non-Renewal. Upon the Non-Renewal of this Agreement, this Agreement shall terminate at the end of the Employment Period, and such termination of the Agreement shall not constitute a Termination by the Company without Cause or a resignation by the Executive for Good Reason pursuant to Section 4(e) hereof. If this Agreement is terminated in the event of the Company’s Non-Renewal, and provided that the Executive executes the General Release and does not subsequently revoke the General Release, then the Executive shall be entitled to severance pay in an amount equal to nine (9) months’ salary of Executive’s Annual Base Salary then in effect. In the event of the Executive’s Non-Renewal, the Executive shall not be entitled to payment under this section 4(f).

(g) Termination by the Company in the Event of a Change in Control. Upon a Change in Control of the Company (as defined below), the Company may decide to terminate this Agreement, and such termination of the Agreement shall not constitute a Termination by the Company without Cause pursuant to Section 4(e) hereof. If this Agreement is terminated by the Company in the event of a Change in Control, and provided that the Executive executes the General Release and does not subsequently revoke the General Release, then the Executive shall be entitled to severance pay in an amount equal to (i) one year of Executive’s Annual Base Salary then in effect to be paid in a lump sum within thirty (30) days’ after the Change in Control; (ii) 1.5 times the Target Bonus expected to be awarded to the Executive as of the anniversary of the Effective Date for the year of the Executive’s Date of Termination, based on the Company’s performance and payable upon the closing of the Change in Control transaction; and (iii) if the Executive is eligible for and timely and properly elects group health plan continuation coverage under COBRA, the Company shall reimburse the Executive for twelve months’ of the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits the COBRA premium payment.

(i) For purposes of this Agreement, “Change in Control,” means any of the following transactions:

(A) a sale of all or substantially all of the assets of the Company in one or more transactions,

(B) a consolidation or merger of the Company with or into any other corporation or other entity, or any other corporate re-organization, as a result of which the shareholders of the Company immediately prior to such consolidation, merger or reorganization own capital stock of the entity surviving such merger, consolidation or reorganization representing less than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after such consolidation, merger or reorganization, or

(C) the sale by the shareholders of the Company existing as of the time immediately after the final Closing (as that term is defined in the Series C Stock Purchase Agreement), in one or more transactions, which results in such shareholders owning less than fifty percent (50%) of the outstanding equity securities of the Company.

(h) Termination in the Event of Executive’s Disability or Death. The Employment Period and the Executive’s employment hereunder (i) shall terminate upon the Executive’s death and (ii) may be terminated by the Company if, in the good faith judgment of the Board, despite reasonable accommodation, the Executive is unable due to a physical or mental incapacity to perform the essential functions of Executive’s most recent position for: (x) a period of one hundred eighty (180) consecutive days or (y) an aggregate of six (6) months in any twelve (12) consecutive month period (such incapacity is hereinafter referred to as “Disability”). Upon termination of the Executive’s employment hereunder by reason of the Executive’s Disability or death, the Executive or the Executive’s estate (as the case may be) shall be entitled to receive:

(i) the Accrued Rights; and

(ii) subject to the Executive’s or, in the event of the Executive’s death, the representative of the Executor’s estate, execution and non-revocation of the General Release:

(A) a pro-rata portion (based on the number of full days the Executive was employed in the applicable fiscal year) of the Target Bonus expected to be awarded to the Executive on the anniversary of the Effective Date for the year of the Executive’s Date of Termination, based on actual Company performance of the full fiscal year and payable at the same time annual bonuses are generally paid to executives for such fiscal year; and

(B) if the Executive is (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) eligible for and timely and properly elects group health plan continuation coverage under COBRA, the Company shall reimburse the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the monthly COBRA premium paid by the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the Executive and the Executive’s spouse/dependents. Such reimbursement shall be paid to the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) no later than the end of the month immediately following the month in which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) timely remits the COBRA premium payment. The Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) shall be eligible to receive such reimbursement until the earliest of: (i) the last day of the month that is twenty-six (26) weeks after the termination of the Executive’s employment by reason of the Executive’s Disability or death; (ii) in the event of Executive’s Disability, the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) or (iii) the date the Executive is (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) no longer eligible to receive COBRA continuation coverage. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) a taxable monthly payment in an amount equal to the monthly

COBRA premium that Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) pays to continue Executive’s and Executive’s covered dependents’ (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) group health coverage, which payments shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (x) last day of the month that is twenty-six (26) weeks after the termination of the Executive’s employment by reason of the Executive’s Disability or death, (y) the date the Executive is (or, in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) no longer eligible to receive COBRA continuation coverage and (z) in the event of Executive’s Disability, the date the Executive becomes eligible for substantially similar group health plan coverage from the Executive’s subsequent employer (and the Executive agrees to promptly notify the Company of such eligibility).

(i) Following the termination of the Executive’s employment by reason of the Executive’s Disability or death, except as set forth in this Section 4, the Executive (or Executive’s estate) shall have no further rights to any compensation or any other benefits under this Agreement.

(j) Effect of Termination on Post-Termination Obligations. Upon termination of this Agreement for any reason, the Executive shall continue to be bound by the post-employment obligations and covenants set forth in this Agreement following Executive’s termination.

(k) No Mitigation. The Executive will not be required to mitigate any of the Company’s payment obligations set forth in this Section 4 by making any efforts to secure other employment, and Executive’s commencement of employment with another employer will not reduce the obligations of the Company under this Section 4, unless specifically provided for herein.

(l) Resignation of Offices. Promptly following any Termination of the Executive’s employment with the Company for any reason (other than by reason of the Executive’s death), the Executive shall deliver to the Company reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee, officer, or director of the Company or any subsidiary of the Company. The Executive shall forfeit payment of any amounts that otherwise become due and payable pursuant to this Section 4 prior to the date the Executive complies with the provisions of this Section 4(1).

5. Confidential Information and Intellectual Property Rights.

(a) Confidential Information. “Confidential Information” means information and material concerning the Company and its employees, that is disclosed to the Executive, by the Executive, or otherwise learned by the Executive as a result of Executive’s employment with the Company that is not generally known to the public or the Company’s competitors, including, but not limited to, such information concerning the Company’s business, financial condition, and financial data; operations, systems of operations and written procedures integral to the Company’s day-to-day operations; assets and liabilities; research and development; marketing and public relations strategies; designs; drawings; formulas; programs; codes, identification of suppliers and resources of goods and services to the Company; information regarding the needs, preferences, buying habits, electronic mail addresses and names and phone numbers of the Company’s members, customers and business contacts; training manuals and videos; sales; products; services;

accounts; member or customer lists; purchasers of the Company’s services; technology, intellectual property (patents, design patents, trademarks, trade dress, copyrights and trade secrets); strategies, pricing strategies, business structures, ventures or other business affairs or plans, or information relating to existing or contemplated businesses, products and/or services of the Company; and any other information which the Company does not ordinarily disclose to third parties not in a relationship of confidence with the Company.

However, notwithstanding the foregoing, Confidential Information does not include information: (i) which at the time of disclosure is generally known in the Company’s trade; (ii) which the recipient thereof (“Recipient”) can show by written records was already in its possession at the time of disclosure and not subject to an existing agreement of confidence between the Parties; (iii) which is received from a third party without restriction who is not under obligation of confidentiality with respect to such information; (iv) which is independently developed by Recipient as evidenced by its written records and without violating any other obligation between the Parties.

(b) Intellectual Property Rights. “Intellectual Property Rights” means all of the world-wide legal rights of, in and to the following: (i) patents, patent applications, and invention disclosures; (ii) copyrights and works of authorship, including without limitation textual, masks, audio/visual works, “look and feel,” and derivative works; (iii) trademarks, service marks, trade names, and trade dress, together with all goodwill associated therewith; (iv) trade secrets, know-how, and proprietary and confidential information; (v) moral rights; (vi) design rights; (vii) domain names; (viii) any rights analogous to those set forth in the preceding clauses; and (ix) any applications, registrations, divisions, combinations, continuations, renewals, reissues, extensions, and translations of the foregoing (as applicable); whether existing on the date of this Agreement or thereafter filed, issued, or acquired.

(c) The Executive recognizes that the Company’s Confidential Information and Intellectual Property Rights are extremely valuable to it and that disclosure or use of the Company’s Confidential Information and/or Intellectual Property Rights outside the Company could irreparably damage the Company. The Executive therefore agrees that Executive will not use any Confidential Information and/or Intellectual Property Rights for any purpose other than to benefit the Company. In furtherance of that commitment, the Executive agrees that Executive will preserve and protect the confidentiality of the Confidential Information and Intellectual Property Rights and will not use any Confidential Information and/or Intellectual Property Rights other than for a Company purpose. In addition, the Executive will not disclose Confidential Information and/or Intellectual Property Rights to any person outside the Company unless the Executive first obtains the express written consent of a member of the Board of the Company (other than the Executive) and has secured the signature of such person on a Company-approved confidentiality agreement.

(d) The Executive understands and agrees that Executive confidentiality obligations under this Section 5 apply during Executive employment and continue after termination of employment with the Company, regardless of the reason for the termination.

(e) The Executive represents that Executive is aware of no confidentiality, non-compete, or other agreement that might in any way restrict the Executive’s employment/function with the Company that Executive has not provided to the Company, in writing, and confirms that the Executive’s former employer has released Executive from any obligation Executive had with respect to the use of confidential information learned in the Executive’s previous employment and which Executive was bound not to disclose.

(f) The Executive understands and agrees that any and all information described as Confidential Information and/or Intellectual Property Rights including, without limitation, records, documents, photographs, correspondence, memoranda, notes, records, computers, computer disks, thumb drives, cell phones, smartphones, tablets, files, keys and other documents or physical materials relating to the Company, whether received, retained, compiled or prepared by the Executive or otherwise coming into the Executive’s possession through or as a result of the Executive’s employment shall remain the Company’s sole and exclusive property, shall not be used by the Executive in any way whatsoever, and shall be returned to the Company immediately upon request. Without limiting the foregoing, while on working time the Executive shall not photograph, tape, film, copy or otherwise record any likenesses or activities of the Company as they relate to members, customers, vendors, suppliers, Company trade secrets, or Company intellectual property, or post or in any way disseminate any likenesses or activities of the Company as they relate to members, customers, vendors, suppliers, Company trade secrets, or Company intellectual property on any website or any social media outlet without prior written approval from the Company.

(g) Nothing in this Agreement shall prohibit the Executive from disclosing any trade secret pursuant to the Defend Trade Secrets Act of 2016: (i) (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, the Executive will not be deemed to be in violation of this Agreement if Executive files a lawsuit for retaliation for reporting a suspected violation of law and discloses the trade secret to Executive’s attorney and uses the trade secret information in the court proceeding, provided the Executive (1) files any document containing the trade secret under seal; and (2) does not publicly disclose the trade secret, except pursuant to court order.

6. Works Made for Hire and Inventions.

(a) Definitions.

(i) The terms “work,” “trademark,” and “invention” include anything created for Company by the Executive, whether alone or with others, and whether created while an independent contractor, employee, or agent of Company.

(ii) The term “work” means any and all writings, documents, designs, models, drawings, photographs, physical property, reports, etc., that are protectable under Title 17 of the U.S. Code.

(iii) The term “trademark” means any name, word, phrase, logo, design, or other graphic depiction generated during the performance of this Agreement which is or can be used to describe either a product or service of Company.

(iv) The term “invention” means any designs, processes, inventions, or discoveries that may be patentable or otherwise protectable under Title 35 of the U.S. Code.

(b) Title to Works, Trademarks, and Inventions.

(i) While employed by the Company, the Executive may create certain works for Company that may be copyrighted under the laws of the United States. To the extent that any such works are created, the Executive will be considered to have created a work made for hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any work created by the Executive does not qualify as a work for hire, the Executive agrees to assign Executive’s right in the work to Company, as provided below.

(ii) It is understood and agreed that the Intellectual Property Rights and entire right, title, and interest throughout the world to all works, trademarks, and/or inventions that are conceived of, prepared, procured, generated, or produced, whether or not reduced by practice, by the Executive, either solely or jointly with others, during the course of, in connection with, or as related to the performance of this Agreement, shall be and hereby are vested and assigned by the Executive to Company.

(iii) It is agreed that the Executive shall promptly disclose to the Company in writing all Works, including, but not limited to, inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, recipes, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive’s direction during the Employment Period. The Executive acknowledge that all work performed by Executive is on a “work for hire” basis, and the Executive hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all of the Executive’s rights, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any of the products or services being researched, developed, manufactured, or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to the Executive by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased, or contracted for by the Company (“Company-Related Developments”), and all related Intellectual Property Rights. The Executive agrees to advise the Company in writing of any prior Developments that Executive has, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of the Executive’s employment with the Company that Executive considers to be Executive property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”).

(iv) If, in the course of the Executive’s employment with the Company, the Executive incorporates a Prior Invention into a Company product, process, or machine or other work done for the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

(v) The Executive will cooperate fully with the Company, both during and after the Executive’s employment with the Company, with respect to the procurement, maintenance, and enforcement of Intellectual Property Rights in Company-Related Developments. The Executive agrees to sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, the Executive hereby irrevocably designates and appoints each officer of the Company as Executive agent and attorney-in-fact to execute any such papers on Executive behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. The Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Executive now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

7. Restrictive Covenants.

(a) Non-Competition and Non-Solicitation. Executive agrees that, in consideration of Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, during Executive’s employment with the Company and nine (9) months after termination thereof, Executive will not either on Executive’s own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly (other than through Executive’s ownership of equity interest in the Company), as an individual proprietor, principal, manager, agent, consultant, guarantor, advisor, member, owner, participant, partner, stockholder, officer, Executive, director, joint venturer, lender, or in any other capacity whatsoever (other than as a passive holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company):

(i) carry on, engage in, be employed by, consult with, or have any financial interest in any business that relates to the development of a product with similar characteristics to LB102; or that is in process of developing a molecule that would be similar in target indication and properties as the Company’s lead molecule (LB102); or pharmaceuticals to treat schizophrenia (collectively “Company Business”) that compete with the Company Business in the United States, or which Executive knows (or should reasonably know) will come into existence within two years after the Employment Period;

(ii) recruit, offer employment to, solicit or induce, or attempt to induce, any Executive or employees of the Company or any affiliate to terminate their employment with, or otherwise cease their relationship with, the Company or any affiliate;

(iii) solicit, divert, take away, or attempt to divert or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the Company’s clients, customers, vendors, business or strategic partners, or accounts, or prospective clients, customers, vendors, business or strategic partners, or accounts; or

(iv) persuade or induce any client, customer, vendor, strategic or business partner, or account of the Company to restrict or cease to do business with, invest in, participate with, or otherwise work with the Company, or to reduce the amount of business, investment, participation or work that any such client, customer, vendor, or strategic or business partner has customarily done or actively contemplates doing with the Company.

(b) Covenants are Reasonable. Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

(c) The provisions of Section 7 shall survive termination of this Agreement.

8. Mutual Non-Disparagement. The Executive shall not, during the Employment Period or during the eighteen (18) months after the Date of Termination, make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal communications that belittle, disparage or otherwise express disapproval of the Company or any of its Affiliates or their respective businesses, or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, except as and to the extent required to comply with applicable federal or state law. The Company shall not, and shall use commercially reasonably efforts to make a one-time instruction to its executive officers and directors to not, during the Employment Period or during the eighteen (18) months after the Date of Termination, make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal communications that belittle, disparage or otherwise express disapproval of the Executive, except as and to the extent required to comply with applicable federal or state law.

9. Breach. The Executive acknowledges and confirms that the restrictions contained in this Agreement including those set forth in Section 5, 6, 7, and 8, in view of the nature of the Company’s business, are reasonable and necessary in order to protect the legitimate business interests of the Company, and that any breach or threatened breach of the provisions of this Agreement shall cause irreparable injury to the Company, that money damages will not provide an adequate remedy, and that their enforcement will not impose a hardship on the Executive or significantly impair the Executive’s ability to earn a livelihood. Therefore, in addition to any other relief available to it, the Company shall be entitled to seek preliminary, temporary, and permanent injunctive relief without the necessity of proving irreparable harm or posting bond or other security. If any provisions of this Agreement are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations permissible by law. If the Executive violates any of the restrictions contained in this Agreement, the relevant restricted period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be deemed, by the Company, to be cured. Nothing contained herein shall be considered as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including any recovery of damages from the Executive.

10. Return of Company Property. On the date that the Executive’s employment with the Company ends, the Executive will deliver to the Company all documents, electronic and other data (whether stored on devices in your possession or with any third-party vendors or on the “cloud”), notes, writings, customer and prospect lists, keys, credit cards, computer programs and all other documents or tangible materials whatsoever, including all copies or duplicates, concerning any part of the Company’s activities or concerning any activities as a Company employee. The Executive acknowledges and agrees that all such documents and tangible materials, and copies or duplicates thereof, including the Executive’s own notes, are the Company’s property which is only entrusted to the Executive on a temporary basis. After returning these documents, data, and other property, the Executive will immediately permanently delete from any electronic media in the Executive’s possession, custody, or control (such as computers, mobile phones, handheld devices, back-up devices and zip drives) or to which the Executive has access (such as the cloud, remote e-mail exchange servers, back-up servers, off-site storage), all Company documents or electronically stored images, and other data or data compilations stored in any medium from which such information can be obtained. The Executive also agrees to provide the Company with list of any documents that the Executive created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.

11. Section 409A. It is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance. It is further intended that the payments hereunder shall, to the maximum extent permissible under Section 409A of the Code, be exempt from Section 409A of the Code under either (i) the exception for involuntary separation pay to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) to the extent that all payments are payable no later than two and a half months after the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

(a) If the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments to be made or benefits to be delivered in connection with the Executive’s “Separation from Service” (as defined below) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) the Executive’s death or (ii) six months plus one day after the Executive’s Separation from Service (“409A Deferral Period”) as required by Section 409A of the Code. Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.

(b) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(c) For purposes of this Agreement, with respect to the timing of any amounts that constitute deferred compensation subject to Section 409A of the Code that depends on termination of employment or separation from service, termination of employment or separation from service shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to a level less than or equal to twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36) month period.

12. Indemnification. Except as limited by applicable law, in the event the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive, on the one hand, and the Company or any of its affiliates, on the other, with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the direct request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses reasonably incurred in defense of any Proceeding (including attorneys’ fees) (collectively, “Indemnifiable Losses”). Costs and expenses reasonably incurred by the Executive in defense of such Proceeding (including attorneys’ fees and costs) shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law and reasonably acceptable to the Company made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. Notwithstanding the foregoing, the Executive will not be held harmless nor indemnified under this Section 12 for any Indemnifiable Losses arising out of the fraud, intentional misconduct, or knowing and reckless breach of the Executive’s obligations under the Agreement or pursuant to any other terms of Executive’s employment at the Company or any of its affiliates, or if the Executive has acted in bad faith, except to the extent such Indemnifiable Losses are satisfied by the Company’s insurance policy and only to the extent of such insurance coverage. During the Employment Period, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance in respect of acts and omissions of Executive in his capacity as such or as a director or officer of the Company and occurring during Executive’s employment, which will provide coverage for Executive in an amount determined by the Company.

13. Representations of the Executive. The Executive represents and warrants that: (i) the Executive has no legal obligations to any other party that would be breached by signing this Agreement or otherwise fulfilling Executive’s obligations hereunder, including but not limited to any non-competition, non-solicitation, non-inducement, confidentiality, assignment of inventions, or other similar agreement; (ii) the Executive has not disclosed any third party’s confidential or proprietary information to the Company or its representatives or agents; (iii) if the Executive learns of any confidential or proprietary information that belongs to any third party, the Executive will not disclose such information to the Company or its representatives or agents, except as allowed by law or any agreement you have signed with such party; and (iv) the Executive is not in breach of any confidentiality or non-disclosure agreement that the Executive has signed.

14. Miscellaneous.

(a) Entire Agreement. This Agreement along with the Employee Handbook contains the entire agreement and understanding of the Executive and the Company concerning the subject matter hereof and supersedes and replaces all prior negotiations and proposed agreements, whether oral or written. The Executive acknowledges that, by signing this Agreement, the Executive has not relied upon any representations, promises or agreements made by the Company or its employees, officers, directors, or representatives (including any Company attorneys) that are not contained in this Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.

(b) Headings/Counterparts. The headings of the paragraphs herein are included for reference only and are not intended to affect the interpretation of the Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Each party agrees that faxed or electronically transmitted copies of the signature pages of this Agreement and/or any of the other instruments, agreements and documents relating to any of the transactions contemplated hereby, whether sent to the other party or to such other party’s counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, for all purposes whatsoever. Neither party hereto shall raise the use of DocuSign, electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation of a contract and each party forever waives any such defense. All counterparts shall be construed together and shall constitute one instrument, and the signature page from any counterpart may be attached to another counterpart to form a complete copy of this Agreement.

(c) Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end the provisions of this Agreement are declared to be severable.

(d) Construction/Joint Drafting. The determination of the terms and conditions of this Agreement has been by mutual agreement of the Parties. Each party participated jointly in the drafting of this Agreement, and therefore the terms and conditions of this Agreement are not intended to be, and shall not be, construed against any party by virtue of draftsmanship.

(e) Non-Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision of this Agreement will be binding unless made in a writing signed by the Parties hereto.

(f) Assignment. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company including any transferee of the business operation, as a going concern, in which the Executive is employed and shall be binding upon the Executive and the Executive’s heirs and personal representatives. None of the rights or obligations of the Executive hereunder may be assigned or delegated. The Company may assign its rights and obligations under this Agreement in whole or in part to anyone.

(g) Choice of Law/Venue. This Agreement will be governed by, and construed pursuant to, the laws of the State of New York without regard to its conflict of laws principles. Any controversy or claim arising out of or relating to Executive’s employment or this Agreement shall be settled by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any claims will be heard by a panel of three arbitrators and the arbitration shall take place in the County of New York, State of New York and the Parties consent to New York, New York as the seat of arbitration. In the event that injunctive relief is sought in connection with a dispute related to Sections 5, 6, 7, and/or 8, the Parties agree that venue only in the County of New York, State of New York would be proper and hereby waive any challenge thereto based on lack of personal jurisdiction or inconvenient forum.

(h) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by the U.S. Postal Service, addressed as follows:

If to the Executive:

At the address shown in the books and records of the Company, currently:

Zachary Prensky

***

Email: ***

with a copy, which shall not constitute notice, to:

Fox Rothschild LLP

101 Park Avenue, Suite 1700

New York, NY 10178

Attention: Scott Lavin, Esq.

Bryn Goodman, Esq.

Email: slavin@foxrothschild.com; bgoodman@foxrothschild.com

If to the Company:

LB Pharmaceuticals Inc

575 Madison Avenue, 10th Floor

New York, NY 10022,

Attention: Board of Directors

Email: ***

with copy, which shall not constitute notice, to:

Williams Mullen

200 South 10th Street

Richmond, Virginia 23219

Attention: Andrew W. White, Esq.

Email: awhite@williamsmullen.com

Notices shall be deemed to be properly addressed, to the Company or to the Executive, if addressed to such person at such person’s address as set forth above, or to such other address or addresses as the addressee previously may have specified by Notice given to the other parties in the manner contemplated by this Section 14(h).

(i) Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

15. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN REPRESENTED BY EXECUTIVE’S OWN COUNSEL OR HAS HAD AN OPPORTUNITY TO BE REPRESENTED BY AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Executive Employment Agreement as of the date first above written.

EXECUTIVE	LB PHARMACEUTICALS INC

/s/ Zachary Prensky	By:	/s/ Marc Panoff
Zachary Prensky	Name: Marc Panoff

Date: 8/25/2023	Date: 8/25/2023

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